September 3, 2019

Erin Phillips
CEO
STWC Holdings, Inc.
1350 Independence Street
Suite 300
Lakewood, CO 80215

       Re: STWC Holdings, Inc.
           Registration Statement on Form S-1
           Filed August 23, 2019
           File No. 333-233429

Dear Ms. Phillips:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jennifer Gowetski at 202-551-3401 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities